 FDA Advisory Panel Votes in Favor of STAAR Surgical’s Visian® Toric Implantable Collamer® Lens, TICL™

First of Kind Product in the U.S.

MONROVIA, CA, March 17, 2014 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of implantable lenses for the eye and delivery systems reported that its Visian Toric Implantable Lens or TICL received favorable votes to three questions presented to the U.S. Food and Drug Administration’s (FDA) Ophthalmic Devices Panel of the Medical Devices Advisory Committee. The Ophthalmic Devices Panel reviews and evaluates data concerning the safety and effectiveness of marketed and investigational devices for use in the eye and makes recommendations to the Commissioner of Food and Drugs.

The Panel voted favorably on all three questions posed to it by the FDA’s Division of Ophthalmic, Neurological and Ear, Nose and Throat Devices:

1.	Is there reasonable assurance that the Visian Toric Implantable Collamer Lens is safe for use in patients who meet the criteria specified in the proposed indication?
2.	Is there reasonable assurance that the Visian Toric Implantable Collamer Lens is effective for use in patients who meet the criteria specified in the proposed indication?
3.	Do the benefits of the Visian Toric Implantable Collamer Lens for use in patients who meet the criteria specified in the proposed indication outweigh the risks for use in patients who meet the criteria specified in the proposed indication?

“The FDA, the Panel members, and the STAAR team spent a great deal of time preparing for the Visian TICL panel session,” said Barry Caldwell, President & CEO. “We went into the panel session understanding and acknowledging that the data under review from the trial study was more than 10 years old and subject to rigorous review. We appreciate both the FDA’s and the Panel’s work to understand the data and clinical evidence we were able to provide regarding the Visian TICL’s safety and efficacy for patients with myopia and astigmatism. Additionally, we are grateful to the physicians who have worked extensively with our team throughout this process to provide valuable presentations to the Panel on the Visian TICL. We also appreciate the valuable testimony provided by physicians during the open public hearing who gave time from their practices to participate in the meeting. The STAAR team looks forward to working with the FDA to complete the process to make the Visian TICL available to surgeons and patients in the U.S.”

1

Surgeons presenting during the Company’s session to provide support for the TICL approval included: Dr. John Vukich from the Davis Duehr Dean Medical Center, Dr. Steven Schallhorn who is Medical Director for Optical Express, Dr. Robert Rivera from Hoopes Vision and Dr. Francis Price from the Price Vision Group. Surgeons presenting during the open public hearing session included: Dr. Manus Kraff, Dr. Paul Dougherty, Dr. David Schneider, Dr. Paul Harton and Dr. Gregory Parkhurst. In addition, Mr. Richard Ferguson, the father of a son who is in need of the technology, testified during the public session.

The Visian Toric ICL is a refractive phakic implant placed in the posterior chamber of the eye between the iris and the natural crystalline lens. It shares the same unique, foldable design as STAAR Surgical’s Visian ICL. The difference between the two is the toric optical feature of the Visian Toric ICL is designed to permit the surgeon to correct both myopia and astigmatism in a single procedure. There is no currently approved phakic IOL in the U.S. for the correction of astigmatism. In the over 60 markets in which the Visian ICL and TICL are in commercial use approximately 40% of the units and approximately 50% of the revenue are the TICL version.

The FDA approved STAAR Surgical’s Visian ICL in December 2005 to treat myopia in adults and the Company began commercial sales in the U.S. in 2006. The lens has gained acceptance in the U.S. market since its introduction STAAR’s Toric ICL clinical trial included 210 eyes in 124 patients with a mean myopia of -9.37D and a mean astigmatism of +1.95D and an average age of 35. The 12 month clinical outcomes show that 82% of the eyes were 20/20 or better uncorrected and 54% of the eyes were 20/16 or better.

The proposed indications for use as presented during the panel meeting was the Visian TICL is indicated for use in adults 21-45 years of age;

1.	For the correction of myopic astigmatism in adults with spherical equivalent ranging from -3.0D to ≤ -15.0D with cylinder of 1.0D to 4.0D.
2.	For the reduction of myopic astigmatism in adults with spherical equivalent ranging from greater than -15.0D to -20.0D with cylinder 1.0D to 4.0D.
3.	With an anterior chamber depth (ACD) of 3.0 mm or greater, when measured from the corneal endothelium to the anterior surface of the crystalline lens and a stable refractive history (within 0.5 Diopter for 1 year prior to implantation).
4.	The Visian TICL is intended for placement in the posterior chamber (ciliary sulcus) of the phakic eye.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye and delivery systems therefor. All of these lenses are foldable, which permits the surgeon to insert them through a small incision. STAAR's lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or "ICL." A lens used to replace the natural lens after cataract surgery is called an intraocular lens or "IOL." More than 400,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com. STAAR has approximately 335 full time employees and markets lenses in over 60 countries. Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Aliso Viejo, CA; and Monrovia, CA. For more information, please visit the Company's website at www.staar.com.

2

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of financial items; the potential future performance of the company or its products, such potential sales of the Visian TICL in the U.S. or prospects for achieving such potential future performance; and statements regarding expectations for future success. Important additional factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the company’s Annual Report on Form 10-K for the year ended January 3, 2014, under the caption “Risk Factors,” which is on file with the Securities and Exchange Commission and available in the “Investor Information” section of the company’s website under the heading “SEC Filings.”

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Doug Sherk, 415-652-9100	David Schemelia
	Leigh Salvo, 415-568-9348	609-468-9325

3